                                                                    Exhibit 21.1




                             SUBSIDIARIES OF THE COMPANY


The following corporations are subsidiaries of United States Satellite Broadcasting Company, Inc.:


         USSB II, Inc., a Minnesota corporation
         Lower St. Croix Marketing Company, Inc., a Minnesota corporation